Exhibit 99.1
CEVA, Inc. Announces Second Quarter 2010 Financial Results
•	Q2 revenue up 16% year-over-year; royalty revenue increased 30% year-over-year

•	Strong 4G licensing; three CEVA-XC agreements signed for LTE and LTE Advanced

•	Worldwide cellular baseband market share increased to record high 29%
SAN JOSE, Calif. — July 28, 2010 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handsets, portable and consumer electronics markets, today announced its financial results for the second quarter ended June 30, 2010.
Total revenue for the second quarter of 2010 was $10.6 million, an increase of 16% compared to $9.1 million reported for the second quarter of 2009. Second quarter of 2010 licensing revenue was $4.6 million, an increase of 7% compared to $4.3 million reported for the second quarter of 2009. Royalty revenue for the second quarter of 2010 was a record high $5.2 million, an increase of 30% over $4.0 million reported for the second quarter of 2009. Revenue from services for both the second quarter of 2010 and 2009 was $0.9 million.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are extremely pleased with our achievements in the second quarter. Our worldwide market share in the handset cellular baseband space increased to a record 29%, and additional high-profile CEVA-powered product introductions by first-tier handset vendors will further increase our market share going forward.
Wertheizer added, “With substantial growth in data bandwidth requirements for mobile connectivity, we are experiencing strong demand from wireless industry leaders for our flagship CEVA-XC DSP to power their LTE user equipment and facilitate network upgrades. We are also encouraged by continued traction in the home entertainment markets as another first-tier manufacturer adopted our technology during the quarter.”
U.S. GAAP net income for the second quarter of 2010 was $2.1 million, a decrease of 8% compared to $2.3 million reported for the same period in 2009. U.S. GAAP diluted earnings per share for the second quarter of 2010 was $0.10, a decrease of 17% compared to $0.12 reported for the second quarter of 2009. U.S. GAAP net income for the second quarter of 2009 included a pre-tax capital gain of $1.9 million related to our equity divestment of GloNav, Inc. to NXP Semiconductors.

Non-GAAP net income and diluted earnings per share for the second quarter of 2010 reached all time highs of $2.7 million and $0.12, respectively, representing an increase of 59% and 50%, respectively, over the $1.7 million and $0.08 reported for the second quarter of 2009. Non-GAAP net income and diluted earnings per share for the second quarter of 2010 and 2009, excluded an aggregate equity-based compensation expense of $0.5 million and $0.7 million, respectively, and a pre-tax capital gain of $1.9 million and the applicable tax expense of $0.5 million, related to our equity divestment of GloNav for the second quarter of 2009.
During the quarter, the Company concluded nine new licensing agreements. All nine agreements were for CEVA DSP cores, platforms and software. Target applications for customer deployment are 3G and 4G handsets, mobile broadband, cellular base stations, VoIP gateways, Digital TVs and Blu-ray players. Geographically, four of the agreements signed were in the U.S., four were in Asia and one was in Europe.
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We continue to show consistent progress in our financial performance. Revenues for the quarter were at the high end of our guidance and set a new record for royalty revenues for the third successive quarter. In addition, we expanded our existing stock repurchase program with an additional two million shares of common stock available for repurchase, which represents approximately 10% of the Company’s total outstanding shares. Finally, we continued to generate significant positive cash flow during the quarter. As of June 30, 2010, CEVA’s cash balances, marketable securities and long term bank deposits were $108.6 million, after taking into consideration $1.2 million used for buyback activities.”
CEVA Conference Call
On July 28, 2010, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1.30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA or 86099738)

•	UK/Rest of World: Dial +44-800-051-3806 (Access Code: CEVA or 86099738)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=70427. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 86099738) for US domestic callers and +44-800-917-2646 (passcode: 86099738) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on August 8, 2010. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP Cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia, HD video and audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2009, CEVA’s IP was shipped in over 330 million devices, powering handsets from 7 out of the top 8 handset OEMs, including Nokia, Samsung, LG, Motorola, Sony Ericsson and ZTE. Today, more than one in every four handsets shipped worldwide is powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements about further increases in CEVA’s market share in the baseband market, strong demands for CEVA-XC DSP and traction in the home entertainment markets. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for the company; CEVA’s success in penetrating new markets and maintaining its market position in existing markets; the effect of intense industry competition; the possibility that the markets for CEVA’s technologies may not develop as expected or that products incorporating CEVA’s technologies do not achieve market acceptance; CEVA’s ability to timely and successfully develop and introduce new technologies; CEVA’s ability to continue to improve its licensing and royalty revenue in future periods; and general market conditions and other risks relating to CEVA’s business, including, but not limited to, those that are described from time to time in its SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$4,593	$4,273	$9,315	$8,817
Royalties	5,154	3,950	10,134	7,709
Other revenues	862	887	1,761	2,097

Total revenues	10,609	9,110	21,210	18,623

Cost of revenues	863	1,152	1,577	2,362

Gross profit	9,746	7,958	19,633	16,261

Operating expenses:
Research and development, net	4,505	3,996	9,114	8,071
Sales and marketing	1,776	1,650	3,584	3,286
General and administrative	1,570	1,558	3,116	3,030

Total operating expenses	7,851	7,204	15,814	14,387

Operating income	1,895	754	3,819	1,874
Interest and other income, net	541	2,375	1,098	2,851

Income before taxes on income	2,436	3,129	4,917	4,725
Taxes on income	313	814	735	1,042

Net income	2,123	2,315	4,182	3,683

Basic net income per share	$0.10	$0.12	$0.20	$0.19
Diluted net income per share	$0.10	$0.12	$0.19	$0.19

Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,061	19,515	20,859	19,536
Diluted	22,069	20,014	21,991	19,884

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended			Six months ended
	June 30			June 30
	2010	2009		2010	2009
	Unaudited	Unaudited		Unaudited	Unaudited
GAAP net income	2,123	2,315		4,182	3,683
Equity-based compensation expense included in cost of revenue	15	34		33	69
Equity-based compensation expense included in research and development expenses	139	230		306	492
Equity-based compensation expense included in sales and marketing expenses	96	142		208	304
Equity-based compensation expense included in general and administrative expenses	290	311		577	660
Other income	—	(1,901	)(1)	—	(1901	)(1)
Taxes on income	—	543	(1)	—	543	(1)

Non-GAAP net income	2,663	1,674		5,306	3,850

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,069	20,014		21,991	19,884

Weighted-average number of shares related to outstanding options	57	—		75	—

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense, and capital gains associated with the divestment of CEVA’s equity investment in GloNav Inc, net (in thousands) and the applicable tax expense	22,126	20,014		22,066	19,884

GAAP diluted net income per share	$0.10	$0.12		$0.19	$0.19
Equity-based compensation expense	$0.02	$0.04		$0.05	$0.08
Other income	—	$(0.1	)(1)	—	$(0.1	)(1)
Taxes on income	—	$0.02	(1)	—	$0.02	(1)

Non-GAAP diluted net income per share	$0.12	$0.08		$0.24	$0.19

(1)
Results for the second quarter and six months ended June 30, 2009 included a capital gain of $1.9 million reported in interest and other income, net, and the applicable tax expense of $0.5 million reported in taxes on income, both related to the divestment of CEVA’s equity interest in GloNav Inc. to NXP Semiconductors.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	June 30,	December 31,
	2010	2009
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$22,228	$12,104
Marketable securities and short term bank deposits	71,293	88,494
Trade receivables, net	5,546	5,995
Deferred tax assets	1,059	1,096
Prepaid expenses and other accounts receivables	3,938	5,345

Total current assets	104,064	113,034

Long-term investments:
Long term bank deposits	15,066	—
Severance pay fund	4,536	4,455
Deferred tax assets	564	309
Property and equipment, net	1,346	1,148
Goodwill	36,498	36,498

Total assets	$162,074	$155,444

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$650	$530
Deferred revenues	527	432
Accrued expenses and other payables	8,064	9,735
Deferred tax liabilities	1,062	1,168

Total current liabilities	10,303	11,865

Accrued severance pay	4,558	4,483

Total liabilities	14,861	16,348

Stockholders’ equity:
Common Stock	21	20
Additional paid in-capital	164,001	158,325
Treasury Stock	(1,133)	—
Other comprehensive income (loss)	(336)	251
Accumulated deficit	(15,340)	(19,500)

Total stockholders’ equity	147,213	139,096

Total liabilities and stockholders’ equity	$162,074	$155,444